                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                       SPELLING ENTERTAINMENT GROUP INC.
                                       AT
                              $9.75 NET PER SHARE
                                       BY
                             VSEG ACQUISITION INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                           VIACOM INTERNATIONAL INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                                  VIACOM INC.
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, JUNE 18, 1999, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration are an Offer to Purchase, dated May 21, 1999 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by VSEG Acquisition Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Viacom International Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Spelling Entertainment Group Inc., a Delaware corporation (the "Company"), at a price of $9.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). We are (or our nominee is) the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is invited to the following:

        1.  The tender price is $9.75 per Share, net to the seller in cash.

        2.  The Offer is being made for all outstanding Shares.

        3. The Board of Directors of the Company, by unanimous vote of all directors present and voting, based upon, among other things, the unanimous recommendation and approval of the Special Committee (as defined in the Offer to Purchase), has determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger (as defined in the Offer to Purchase), are fair to, and in the best interests of, the Company, approved the Merger Agreement, the Offer and the Merger, declared the Merger Agreement to be advisable and resolved to recommend that stockholders accept the Offer and tender their Shares pursuant to the Offer.

        4. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 18, 1999, UNLESS THE OFFER IS EXTENDED.

        5. The Offer is conditioned upon, among other things, there not being any statute, rule or regulation or any decree, order or injunction promulgated, enacted, entered or enforced by any United States federal or state government, or other governmental entity which would (i) make the
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    acquisition by Purchaser of a material portion of the Shares illegal or (ii)
    otherwise prohibit or restrict consummation of the Offer or the Merger.

        6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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
                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                      OF SPELLING ENTERTAINMENT GROUP INC.
                            BY VSEG ACQUISITION INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                           VIACOM INTERNATIONAL INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                                  VIACOM INC.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 21, 1999, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by VSEG Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Viacom International Inc., a Delaware corporation, to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Spelling Entertainment Group Inc., a Delaware corporation.

    This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

    Dated:  , 199                              SIGN HERE

                                               SIGNATURE(S)
Number of Shares                               PLEASE TYPE OR PRINT NAME(S)
To Be Tendered:
 Shares*

                                               PLEASE TYPE OR PRINT ADDRESS

                                               AREA CODE AND TELEPHONE NUMBER

                                               TAXPAYER IDENTIFICATION OR SOCIAL SECURITY
                                               NUMBER

                THIS FORM MUST BE RETURNED TO THE BROKERAGE FIRM
                           MAINTAINING YOUR ACCOUNT.

------------------------

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered

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